NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on August 27, 2007, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on August 15, 2007 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Eagle Hospitality Properties Trust, Inc. and AP AIMCAP Corporation, a wholly-owned subsidiary of AP AIMCAP Holdings LLC, which is a Maryland limited liability company formed in connection with the merger as a joint venture of AIMCAP VII LLC and Apollo Real Estate Investment Fund V, L.P., an affiliate of Apollo Real Estate Advisors became effective on August 15, 2007. Each share of Common Stock of Eagle Hospitality Properties Trust, Inc. was converted into $13.35 in cash per share. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on August 16, 2007.